NEWS BULLETIN	POINT.360 2777 N. ONTARIO STREET BURBANK, CA 91504 Nasdaq: PTSX

FOR FURTHER INFORMATION:

AT THE COMPANY:
Alan Steel
Executive Vice President
(818) 565-1444

FOR IMMEDIATE RELEASE - BURBANK, CA, February 11, 2011

POINT.360 ANNOUNCES SECOND QUARTER AND FIRST HALF RESULTS

Point.360 (NASDAQ: PTSX), a leading provider of integrated media management services, today announced results for the three and six month periods ended December 31, 2010.

Haig S. Bagerdjian, the Company’s Chairman, President and Chief Executive Officer said: “During the second  quarter, Point.360 returned to positive earnings before interest, taxes, depreciation and amortization, or EBITDA.  When compared to the first quarter of fiscal 2011, sales increased $0.8 million and EBITDA was a positive $0.5 million compared to a negative $1.1 million in the first quarter.  Steps taken to increase our service revenue and to reduce costs by consolidating our operations are beginning to yield the intended results.”

Mr. Bagerdjian continued:  “In January 2011, we entered into a new loan agreement for $1 million of available credit.   We hope to increase the credit availability to $3 million in the coming months.  Initial proceeds were used to pay off amounts due under expiring revolving credit and term loans and to provide working capital.  The additional financial flexibility is an important factor in our additional growth.”

Revenues

Revenue for the quarter ended December 31, 2010 totaled $9.1 million compared to $10.3 million in the same quarter last year.  The decline was due to approximately $0.2 million lower Media Center storage revenues resulting from a lawsuit settlement, $0.3 million due to the closing of our New York facility and $1.0 million due to the consolidation of our Highland facility into our West Los Angeles location.   Revenues for our other locations  increased $0.3 million, during the quarter when compared to the prior year’s period.

Revenues for the six months ended December 31, 2010 were $17.3 compared to $19.7 million last year.  While revenues at Media Center, New York and Highland were lower $2.9 million, revenues at our other facilities increased $0.5 million.

Gross Margin

Overall gross margins improved by 1% of sales in each of the second quarter and six month periods when compared to last year.  In the second quarter of fiscal 2011, gross margin was $3.0 million (33% of sales), compared to $3.3 million (32% of sales) in the prior year’s second quarter.  For the first half of fiscal 2011, gross margin was $4.9 million or 28% of sales, compared to $5.3 million, or 27% of sales in last year’s period.

Selling, General and Administrative and Other Expenses

For the second quarter of fiscal 2011, SG&A expenses were $3.3 million, or 37% of sales, compared to $3.7 million, or 36% of sales, in the second quarter of last year.  For the six months ended December 31, 2010, SG&A expenses were $7.0 million (40% of sales) compared to $7.5 million (38% of sales) last year.  SG&A personnel costs have been reduced $0.4 million in each of the current and six month periods when compared to the prior year periods.

Research and development costs associated with Movie>Q and other projects were $0.1 million and $0.3 million in the three month periods ended December 31, 2010 and 2009, respectively. For the six-month periods ended December 31, 2010 and 2009, R&D expenses were $0.3 million and $0.4 million, respectively.

Interest expense was $0.2 million for the three month periods ended December 31, 2010 and 2009.  For the six month periods, interest expense was $0.4 million and $0.4 million, respectively.  In the current six-month period, the Company received $0.1 million of interest income from the Internal Revenue Service associated with a $1.5 million tax refund.

Other income represents sublease income.

Operating (Loss)

Operating loss was $0.4 million and $2.5 in the second quarter and first six months of fiscal 2011 compared to losses of $0.7 million and $2.6 million in the prior year’s periods.

Net (Loss)

For the second quarter of fiscal 2011, the Company reported a net loss of $0.6 million ($0.05 per share) compared to a net loss of $0.8 million ($0.07 per share) in the same period last year.  For the first six months of fiscal 2011, the Company’s loss was $2.6 million ($0.24 per share) compared to a loss of $2.7 million ($0.26 per share) in the prior year.

Consolidated Statements of Operations (unaudited) *

The table below summarizes results for the three and six month periods ended December 31, 2009 and 2010:

	Three Months Ended December 31,		Six Months Ended December 31,
	2009	2010	2009	2010

Revenues	$10,254,000	$9,070,000	$19,673,000	$17,342,000
Cost of services sold	(6,981,000)	(6,090,000)	(14,341,000)	(12,495,000)

Gross profit	3,273,000	2,980,000	5,332,000	4,847,000
Selling, general and administrative expense	(3,704,000)	(3,319,000)	(7,493,000)	(6,961,000)
Research and development expense	(282,000)	(60,000)	(390,000)	(334,000)

Operating (loss)	(713,000)	(399,000)	(2,551,000)	(2,448,000)
Interest expense	(227,000)	(194,000)	(449,000)	(395,000)
Interest income	-	-	9,000	62,000
Other income	187,000	4,000	266,000	178,000

Loss before income taxes	(753,000)	(589,000)	(2,725,000)	(2,603,000)
Benefit from income taxes	-	-	-	-
Net loss	$(753,000)	$(589,000)	$(2,725,000)	$(2,603,000)

Loss per share:
Basic:
Net loss	$(0.07)	$(0.05)	$(0.26)	$(0.24)
Weighted average number of shares	10,491,166	10,763,166	10,321,794	10,647,677
Diluted:
Net loss	$(0.07)	$(0.05)	$(0.26)	$(0.24)
Weighted average number of shares including the dilutive effect of stock options	10,491,166	10,763,166	10,321,794	10,647,677

Selected Balance Sheet Statistics (unaudited)*

	June 30 2010	December 31, 2010
Working Capital	$2,445,000	$1,563,000
Property and equipment, net	20,157,000	19,079,000
Total assets	31,144,000	28,346,000
Current portion of long term debt	1,197,000	895,000
Long-term debt, net of current portion	9,646,000	10,305,000
Shareholder’s equity	11,830,000	9,698,000

*   The consolidated statements of operations and presentation of balance sheet statistics do not represent the results of operations or the financial position of the Company in accordance with generally accepted accounting principles (GAAP), and are not to be considered as alternatives to the balance sheet, statement of income, operating income, net income or any other GAAP measurements as an indicator of operating performance or financial position.  Not all companies calculate such statistics in the same fashion and, therefore, the statistics may not be comparable to other similarly titled measures of other companies.  Management believes that these computations provide useful information to investors.

About Point.360

Point.360 (PTSX) is a value add service organization specializing in content creation, manipulation and distribution processes integrating complex technologies to solve problems in the life cycle of Rich Media. With locations in greater Los Angeles, Point.360 performs high and standard definition audio and video post production, creates virtual effects and archives and distributes physical and electronic Rich Media content worldwide, serving  studios, independent producers,  corporations, non-profit organizations and governmental and creative agencies. Point.360 provides the services necessary to edit, master, reformat and archive clients’ audio and video content, including television programming, feature films and movie trailers. Point.360’s interconnected facilities provide service coverage to all major U.S. media centers.  The Company also rents and sells DVDs and video games directly to consumers through its Movie>Q retail stores.  See www.Point360.com and www.MovieQ.com.

Forward-looking Statements

Certain statements in Point.360 press releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, without limitation, statements regarding  (i) the Company’s projected revenues, earnings, cash flow and EBITDA; (ii)  planned focus on internal growth and acquisitions; (iii) reduction of facilities and actions to streamline operations; (iv) actions being taken to reduce costs and improve customer service and (v) new business and new acquisitions.  Please also refer to the risk factors described in the Company’s SEC filings, including its annual reports on Form 10-K.  Such statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from those expected or anticipated in the forward-looking statements.  In addition to the factors described in the Company’s SEC filings, the following factors, among others, could cause actual results to differ materially from those expressed herein: (a) lower than expected net sales, operating income and earnings; (b) less than expected growth; (c) actions of competitors including business combinations, technological breakthroughs, new product offerings and promotional successes; (d) the risk that anticipated new business may not occur or be delayed; (e) the risk of inefficiencies that could arise due to top level management changes and (f) general economic and political conditions that adversely impact the Company’s customers’ willingness or ability to purchase or pay for services from the Company.  The Company has no responsibility to update forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release.